EXHIBIT 99.1

FOR RELEASE:	Immediately

CONTACT:	Víctor J. Galán
Chairman and CEO
(787) 766-8301

WEBSITE:	www.rgonline.com
R&G FINANCIAL ANNOUNCES THE APPOINTMENT OF VICENTE GREGORIO AS SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, A LEAVE OF ABSENCE FOR JOSEPH R. SANDOVAL, FORMER EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, AND THE RECEIPT OF ADDITIONAL NOTICE OF FILING DELINQUENCY FROM THE NASDAQ STOCK MARKET
     San Juan, Puerto Rico, August 24, 2005 — R&G Financial Corporation (the “Company”) (NYSE:RGF), the financial holding company of R-G Premier Bank, R-G Crown Bank, and R&G Mortgage Corp, reported that effective today, the Board of Directors of the Company appointed Vicente Gregorio as Senior Vice President and Chief Financial Officer of the Company. In addition, the Company announced that Joseph R. Sandoval, its former Executive Vice President and Chief Financial Officer, was removed from such positions by the Board of Directors of the Company and was placed on an indefinite leave of absence. Mr. Sandoval will continue to receive his salary and other benefits during this leave of absence.
     Since 2002, Mr. Gregorio has served as the Chairman of VRC Business Services, Inc., a collection company which he founded. He also has provided consulting and audit services as a sole CPA practitioner since 2002. He was a Senior Associate at Spectrum Finance Network, Inc., a consulting firm, between November 2004 and August 2005. From 1973 to 2002, Mr. Gregorio held various positions at Arthur Andersen LLP. Between 1987 and 2002, Mr. Gregorio was Managing Partner of the San Juan office of Arthur Andersen LLP and also headed its Assurance and Business Advisory Group. He was also member of Arthur Andersen LLP’s Florida/Caribbean Executive Committee from 1990 to 2002. While at Arthur Andersen LLP, Mr. Gregorio provided audit and related services to a number of financial institutions. None of the entities identified in this paragraph is affiliated with the Company.
     Mr. Gregorio is a former director of Santander Bancorp, a multi-bank holding company, and its wholly owned subsidiary Banco Santander Puerto Rico and a former director of privately held Caribbean Petroleum Corp. and Affiliates, a gasoline distributor. He is a director of privately held Packers Provision Co. of Puerto Rico, Inc., a meat distribution company. Mr. Gregorio is a Certified Public Accountant, and he received a Bachelor of Business Administration with honors from the University of Puerto Rico. He is a member of the Puerto Rico Society of Certified Public Accountants and the American Institute of Certified Public Accountants. Mr. Gregorio is 53 years old.

R&G Financial Corporation

     Under the terms of a letter agreement relating to his employment as Senior Vice President and Chief Financial Officer of the Company, Mr. Gregorio will receive an initial base salary of $375,000 and a bonus of $425,000, which will be prorated for 2005. Upon completion of the Company’s restatement process, referenced below, Mr. Gregorio will also be granted 30,000 stock options to purchase the Company’s common stock pursuant to the R&G Financial Corporation 2004 Stock Option Plan. He will also be eligible to participate in the Company’s Profit Sharing Plan after he has been employed for six months and will receive standard health and other benefits offered to employees of comparable position.
     The Company further indicated that on August 17, 2005, it received a Notification of Additional Delinquency with respect to the Company’s four classes of outstanding preferred securities from The Nasdaq Stock Market which indicated that the Company’s failure to timely file its Quarterly Report on Form 10-Q for the period ended June 30, 2005 (the “Second Quarter 10-Q”) was a further violation of Nasdaq Marketplace Rule 4310(c)(14). Due to the work associated with its ongoing efforts to restate its audited consolidated financial statements for the years ended December 31, 2004, 2003 and 2002 and the related interim periods, the Company disclosed its inability to timely file the Second Quarter 10-Q with the Securities and Exchange Commission in a Form 12b-25 filed on August 10, 2005.
     On May 19, 2005, the Company disclosed, that it received a notice from the Nasdaq Listing Qualifications Department indicating that because of the Company’s failure to file its Quarterly Report on Form 10-Q for the period ended March 31, 2005, the Company’s four classes of outstanding preferred securities would be subject to delisting unless the Company requested a hearing. At the Company’s request, a hearing was held on June 30, 2005. As a result of such hearing, the Company was advised by the Nasdaq Listing Qualifications Panel that its four classes of outstanding preferred securities would continue to be listed on The Nasdaq National Market, subject to certain conditions, including the filing of all delinquent Quarterly Reports on Form 10-Q on or before September 30, 2005. The Company has been working diligently to complete the restatement process and become current in its Securities and Exchange Commission filings. However, given the time involved to complete the restatement process, no assurance can be given as to when the restatement process will be complete.
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     The Company, currently in its 33rd year of operations, is a diversified financial holding company with operations in Puerto Rico and the United States, providing banking, mortgage banking, investments, consumer finance and insurance through its wholly-owned subsidiaries R-G Premier Bank of Puerto Rico, a Puerto Rico-chartered commercial bank, R-G Crown Bank, its Florida-based savings bank, R&G Mortgage Corp., Puerto Rico’s second largest mortgage banker, Mortgage Store of Puerto Rico, Inc., a subsidiary of R&G Mortgage, Continental Capital Corp., R-G Crown’s New York and North Carolina based mortgage banking subsidiary, R-G Investments Corporation, a Puerto Rico broker-dealer, and Home and Property Insurance Corporation, a Puerto Rico insurance agency. As of December 31, 2004, R&G Financial had previously reported consolidated assets of $10.2 billion and consolidated stockholders’ equity of $855.6 million.